EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Nathan’s Famous, Inc. on Form S-8 of our report dated June 12, 2020, with respect to our audits of the consolidated financial statements of Nathan’s Famous, Inc. and Subsidiaries as of March 29, 2020 and March 31, 2019 for the  fifty-two weeks ended March 29, 2020 and the fifty-three weeks ended March 31, 2019, and our report dated June 12, 2020 with respect to our audit of internal control over financial reporting of Nathan’s Famous, Inc. and Subsidiaries as of March 29, 2020 appearing in the Annual Report on Form 10-K of Nathan’s Famous, Inc. for the year ended March 29, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2020 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective April 1, 2019 using the modified retrospective approach.

/s/ Marcum llp

Marcum llp

New York, New York

July 30, 2020